Exhibit 10.63

Fidelity National Information Services, Inc.

Notice of Restricted Stock Unit Grant to Director

You (the “Grantee”) have been granted the following award of restricted stock units (the “Restricted Stock Units”) denominated in shares of Fidelity National Information Services, Inc. (the “Company”), par value $0.01 per share (the “Shares”), pursuant to the Fidelity National Information Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan, as amended and restated (the “Plan”):

Grantee:	«Name»
Number of Restricted Stock Units Granted:	«Shares»
Grant Date:	«Date»
Vesting Schedule:	100% of the Restricted Stock Units will vest on the 1st Anniversary of the Grant Date

See the Restricted Stock Unit Award Agreement and Plan Prospectus for the specific provisions related to this Notice of Restricted Stock Unit Grant and important information concerning this award.

This document is intended as a summary of your individual restricted stock unit award. If there are any discrepancies between this summary and the provisions of the Restricted Stock Unit Award Agreement, Plan Document and Plan Prospectus, the provisions of those documents will prevail.

Fidelity National Information Services, Inc.
Amended and Restated
2008 Omnibus Incentive Plan
Restricted Stock Unit Award Agreement

SECTION 1.    GRANT OF RESTRICTED STOCK UNITS

(a)Restricted Stock Unit. On the terms and conditions set forth in the Notice of Restricted Stock Unit Grant and this Restricted Stock Unit Agreement (the “Agreement”), Fidelity National Information Services, Inc. (the “Company”) grants to the Grantee on the Grant Date the Restricted Stock Units set forth in the Notice of Restricted Stock Unit Grant (the “Grant”), and the Grantee, by acceptance hereof agrees to the terms and conditions of the Agreement.
(b)Plan and Defined Terms. The Restricted Stock Units are granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Restricted Stock Units set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Fidelity National Information Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan, as amended and restated (the “Plan”), the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Restricted Stock Unit Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

SECTION 2. FORFEITURE AND TRANSFER RESTRICTIONS

(a)Forfeiture. The Restricted Stock Units shall be subject to forfeiture until the Restricted Stock Units vest in accordance with Exhibit A, except as otherwise stated. If the Grantee’s service as a director of the Company terminates for any reason then all unvested Restricted Stock Units shall be forfeited unless otherwise provided by the Compensation Committee of the Company, provided that; if the Grantee’s service terminates due to death, then all such unvested Restricted Stock Units outstanding as of the date of termination shall vest as of the date of termination and become free of any forfeiture and transfer restrictions described in the Agreement.

(b)Transfer Restrictions. During the Period of Restriction, the Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent such Restricted Stock Units are subject to a Period of Restriction. Grantee is also subject to the Company’s hedging and pledging policy. For directors, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Restricted Stock Units and Company stock; (ii) engaging in short sale transactions with the Restricted Stock Units and Company stock and; (iii) pledging the Restricted Stock Units and Company stock as collateral for a loan, including through the use of traditional margin accounts with a broker.

(c)Lapse of Restrictions. The Period of Restriction shall lapse as to the Restricted Stock Units in accordance with the Notice of Restricted Stock Unit Grant. For avoidance of doubt, once Restricted Stock Units vest, the Period of Restriction lapses as to those units. Subject to the terms of the Plan and Sections 2(d) and 6(b) hereof, upon lapse of the Period of Restriction, the Grantee shall own the Shares that are subject to this Agreement free of all restrictions otherwise imposed by this Agreement.

(d)Change in Control. If a Change in Control (as defined in the Plan) occurs, then the Period of Restriction shall immediately lapse and all outstanding Restricted Stock Units granted pursuant to this

Agreement shall immediately vest; provided, however, that the Committee may instead provide that the outstanding Restricted Stock Units shall be automatically cashed out upon a Change in Control.

(e)Holding Requirement Following Period of Restriction. If and when the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act or appointed by the Board of Directors of the Company) or is serving as a director of the Board of Directors of the Company, the Grantee may not sell, assign, pledge, exchange, hypothecate or otherwise transfer, encumber or dispose of fifty percent (50%) of any Shares paid to the Grantee as-of the Payment Date pursuant to Section 3 (net of any shares required to be sold, withheld or otherwise to satisfy tax withholding pursuant to Section 7(b)), until such time as the officer’s or director’s (as the case may be) total equity holdings satisfy the equity ownership guidelines adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”); provided, however, that this Section 2(e) shall not prohibit the Grantee from exchanging or otherwise disposing of Shares in connection with a Change in Control or other transaction in which Shares held by other Company shareholders are required to be exchanged or otherwise disposed.

SECTION 3: PAYMENT OF RESTRICTED STOCK UNITS

As soon as practicable (and in no case more than 30 days) after the Grantee’s service as a director of the Company terminates for any reason (the “Payment Date”), the Company will pay the vested Restricted Stock Units by delivering to Grantee a number of Shares equal to the number of Restricted Stock Units that vested less any required tax withholding per Section 7(b).

SECTION 4: TRADING STOCK AND SHAREHOLDER RIGHTS

(a)Grantee is subject to the Company’s Insider Trading Policy and insider trading liability if Grantee is aware of material, nonpublic information when making a purchase or sale of Company stock. In addition, Grantee is subject to blackout restrictions that prevent the sale of Company stock during certain time periods referred to as the “blackout period.” The recurring “blackout period” begins at the end of each calendar quarter and ends two (2) trading days following the Company’s earnings release.

(b)Prior to the Payment Date, the Grantee shall not have any rights as a shareholder of the Company in connection with these Restricted Stock Units and the Grantee’s interest in the Restricted Stock Units shall make the Grantee only a general, unsecured creditor of the Company, unless and until the Shares are distributed to the Grantee. Following delivery of Shares upon the Payment Date, the Grantee shall have all rights as a shareholder with respect to such Shares.

SECTION 5:    DIVIDEND EQUIVALENTS

(a)Any dividend equivalents earned with respect to Restricted Stock Units which remain subject to a Period of Restriction shall not be paid to the Grantee but shall be held by the Company.
(b)Such held dividend equivalents shall be subject to the same Period of Restriction as the Shares to which they relate.
(c)Any dividend equivalents held pursuant to this Section 5 which are attributable to Restricted Stock Units which vest pursuant to this Agreement shall be paid to the Grantee within 30 days of the applicable vesting date.

(d)Dividend equivalents attributable to Restricted Stock Units forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company on the date such Shares are forfeited.

SECTION 6: GRANTEE OBLIGATIONS

    In consideration for the benefits provided herein, Grantee agrees to abide by the following terms:

(a)Confidential Information. Grantee has occupied a position of trust and confidence and has had access to substantial information about Company and its affiliates and Subsidiaries, and their operations, that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, strategic plan, and the financial positions and financing arrangements of Company and its affiliates and subsidiaries. Grantee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of Company and/or its affiliates and Subsidiaries, as the case may be. Grantee will keep confidential and, outside the scope of Grantee’s duties and responsibilities with Company and its affiliates and Subsidiaries, will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to Company's or its affiliates' methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by Company or any of its affiliates, nor will Grantee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, at all times before and after the termination of Grantee’s service as a director, for any reason, Grantee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will Grantee use any such information, either alone or with others, outside the scope of Grantee's duties and responsibilities with Company and its affiliates. This provision shall not diminish in any respect, the director’s fiduciary duty to the Company.

(b)Non-solicitation.

During Grantee’s service as a director and for a period of one year after the termination of Grantee’s service as a director, for any reason, Grantee agrees not to, directly or indirectly, on behalf of Grantee or any third-party or business, hire or solicit for employment, partnership or engagement as an independent contractor any person who was an employee of Company or any affiliate or Subsidiary during the period of twelve (12) months prior to any such improper solicitation, hire or engagement.

(c)    Grantee expressly acknowledges and agrees with the reasonableness of the terms in this Section 6 and agrees not to contest these terms in a court of competent jurisdiction on such grounds. Grantee agrees that the Company's remedy at law for a breach of these covenants may be inadequate and that for a breach of these covenants the Company, in addition to other remedies provided for by law, may be entitled to an injunction, restraining order or other equitable relief prohibiting Grantee from committing or continuing to commit any such breach. If a court of competent jurisdiction determines that any of these restrictions are overbroad, Grantee and Company agree to modification of the affected restriction(s) to permit enforcement to the maximum extent allowed by law.

(d)    No provision of Section 6 shall apply to restrict Grantee’s conduct, or trigger any reimbursement obligations under this Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed, amended, reformed or equitably modified to be enforceable and compliant with public policy, in which case, the provision will apply as construed, amended, reformed or equitably modified.

(e)    Grantee also recognizes and acknowledges that the value of the Grant he/she is receiving under this Grant Agreement represents a portion of Grantee’s value to the Company such that if Grantee breaches this restrictive covenant, the value of the Grant represents a reasonable measure of a portion of the monetary damages for such breach. Thus, in the event of a breach by Grantee of any restriction contained in Section 6, such breach shall be considered a material breach of the terms of the Amended and Restated 2008 Omnibus Incentive Plan, and any other program, plan or arrangement by which Grantee receives equity in the Company. Therefore, besides prospective injunctive relief, if Grantee breaches any restrictive covenant contained in Section 6, the Company shall also be entitled to revoke any portion of the Grant for which the restrictions have not lapsed and recover any shares (or the gross value of any shares) delivered or deliverable to Grantee pursuant to this Grant Agreement and, pursuant to Florida law, shall be entitled to recover its costs and attorney’s fees incurred in securing relief under this Section 6. Additionally, if the Company is investigating an alleged breach or threat of breach of any restrictive covenant in this Section 6 by the Grantee, the Company may restrict any shares hereunder from being sold or transferred until it has completed its investigation without any resulting liability to Grantee, and will remove such restriction placed on such shares only upon its determination in good faith that Grantee is not in violation of such restrictive covenant(s) or has agreed otherwise in writing with Grantee.

SECTION 7.    MISCELLANEOUS PROVISIONS

(a)Acknowledgements. The Grantee hereby acknowledges that he or she has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their respective terms and conditions. The Grantee acknowledges that there may be tax consequences upon the vesting of the Restricted Stock Units or the transfer of Shares paid to the Grantee under this Agreement and that the Grantee should consult an independent tax advisor.

(b)Tax Withholding. Pursuant to Article 20 of the Plan, the Company shall have the power and right to deduct or withhold an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA taxes) required by law to be withheld with respect to this Restricted Stock Units. The Company may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including the Grantee’s FICA taxes) that could be imposed on the transaction, and, to the extent the Company so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing and signed by the Grantee, and shall be subject to any restrictions or limitations that the Company, in its sole discretion, deems appropriate.

(c)Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Restricted Stock Grant by the Company, the Board or the Committee.

(d)Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Chief Legal Officer of the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(e)Choice of Law. This Agreement and the Notice of Restricted Stock Unit Grant shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Restricted Stock Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.

(f)Arbitration. Subject to Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Restricted Stock Unit Grant shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Restricted Stock Unit Grant, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.

(g)Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.

(h)Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(i)References to Plan. All references to the Plan (or to a Section or Article of the Plan) shall be deemed references to the Plan (or the Section or Article) as may be amended from time to time.

(j)    Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Agreement shall be interpreted accordingly.

SECTION 8:    NATURE OF GRANT; NO ENTITLEMENT; NO CLAIM FOR COMPENSATION.

The Grantee, in accepting the grant of Restricted Stock Units, represents and acknowledges the following:

(a)The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.
(b)The grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c)All decisions with respect to future grants, if any, will be at the sole discretion of the Committee.

(d)Any Shares acquired under the Plan are extraordinary items that are outside the scope of the Grantee’s service as a director and are not part of the Grantee's normal or expected compensation for any purpose, including, but not limited to, calculating any end of service payments, long-service awards, pension or retirement or welfare benefits or similar payments.

(e)Any Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation.

(f)The grant of the Restricted Stock Units will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Restricted Stock Units will not be interpreted to form an employment contract with the Grantee’s employer or any affiliate or Subsidiary.

(g)The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Grantee vests in the Restricted Stock Units, the value of any acquired Shares may increase or decrease. The Grantee understands that the Companies are not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the underlying Shares.

(h)In consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units or diminution in value of the Restricted Stock Units or any of the Shares issuable under the Restricted Stock Units from termination of the Grantee’s service as a director, and the Grantee irrevocably releases the Company and its affiliates and Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such claim.

SECTION 9:    DATA PRIVACY.
(a)The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee's personal data as described in this Agreement by and among, as applicable, the Company, Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b)The Grantee understands that the Company and its Subsidiaries and affiliates, as applicable, hold certain personal information about the Grantee including, but not limited to, the Grantee's name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, any shares of stock or directorships held in the Company and its affiliates, details of all options, restricted stock awards or units, performance units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee's favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c)The Grantee understands that the Data may be transferred to the Company, any Subsidiary, an affiliate and any third parties assisting in the implementation, administration and management of the Plan, including without limitation a stock plan administrator for on-line administration of the Plan, that these recipients may be located in the Grantee's country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee's country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee's local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee's participation in the Plan. The Grantee understands that Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee's local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee's consent may affect the Grantee's ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Company’s Corporate Secretary.

EXHIBIT A
Vesting and Restrictions

This grant is subject to a Time-Based Restriction, as described below (the “Period of Restriction”).

Time-Based Restrictions

In order for any Restricted Stock Units to vest, the grantee must continuously serve as a director or the Company from the Grant Date through each corresponding Grant Date anniversary, as indicated in the chart below.

Anniversary Date	% of Restricted Stock Units Granted
1st Grant Date anniversary	One-hundred percent (100%)

The percentage of the Number of Restricted Stock Units Granted indicated next to each Anniversary Date shall vest on such indicated anniversary date (such one-year vesting schedule referred to as the “Time-Based Restrictions”).

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